UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 29, 2015

CELGENE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34912	22-2711928
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

86 Morris Avenue, Summit, New Jersey	07901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 673-9000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01               OTHER EVENTS

On June 29, 2015, Celgene Corporation (the “Company”) announced that it has entered into a ten-year collaboration arrangement with Juno Therapeutics, Inc. (“Juno”) to develop and commercialize immunotherapies for the treatment of cancer and auto-immune diseases. The Company also agreed to purchase approximately 10% of the outstanding equity of Juno.

Under the Master Research and Collaboration Agreement (the “collaboration agreement”), the Company will make an upfront payment to Juno of approximately $150 million and will have the option to be the commercialization partner for Juno’s oncology and cell therapy auto-immune product candidates, including Juno’s CD19 and CD22 directed CAR T product candidates.

Additionally, for Juno-originated programs co-developed under the collaboration:

•	Juno will be responsible for research and development in North America and will retain commercialization rights in those territories;
•	The Company will be responsible for development and commercialization in the rest of the world, and will pay Juno a royalty on net sales in those territories ranging from high single digits to mid-teens; and
•	The Company will have certain co-promotion options, including initially selecting two programs and, subject to certain conditions, potentially up to three, excluding CD19 and CD22, to be subject to a global profit sharing agreement under which the companies will share worldwide expenses and profits equally (except with respect to cellular therapy product candidates in China).

Juno will have the option to enter into a co-development and co-commercialization agreement on certain Company-originated development candidates that target T Cells. For any such Company-originated programs co-developed under the collaboration:

•	The parties will share global costs and profits with 70% allocated to the Company and 30% allocated to Juno; and
•	The Company will lead global development and commercialization, subject to a Juno co-promote option in the US and certain EU territories.

Under the terms of the Share Purchase Agreement, upon the closing of the transaction, which is subject to regulatory approval, the Company will purchase approximately 9.1 million shares of Juno common stock at an aggregate price of approximately $850 million, or approximately $93 per share. Following the closing and subject to certain conditions during specified window periods at specified market premiums, the Company will have the opportunity to purchase additional Juno common shares up to a maximum of 30% of the then outstanding Juno common shares. Additionally, the Company will receive the right to nominate a member to Juno’s board of directors. In connection with the share purchase, the Company has entered into a standstill agreement and agreed to certain lock-up provisions on its share ownership.

The foregoing transactions have been approved by the board of directors of both companies. The Company expects to complete the transactions during the third quarter of 2015, subject to the expiration or termination of applicable waiting periods under all applicable antitrust laws and satisfaction of other usual and customary closing conditions.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibit 99.1  Press Release dated June 29, 2015.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELGENE CORPORATION

Date: June 29, 2015	By:	/s/ Peter N. Kellogg
Peter N. Kellogg
Executive Vice President and
Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated June 29, 2015.

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